Exhibit 16



                             KPMG LLP
                             Suite 2300
                             Three Wachovia Center
                             401 South Tryon Street
                             Charlotte, NC 28202-1911


October 23, 2006


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of Delta Woodside Industries, Inc. as of and for the year ended July 1, 2006. On October 13, 2006 we resigned as principal accountants. We have read Delta Woodside Industries, Inc.'s statements included under Item 4.01 of its Form 8-K dated October 13, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Delta Woodside Industries, Inc.'s statements contained in the last paragraph.

Very truly yours,

KPMG LLP